Subject to completion, dated April 23, 2007

The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus Supplement to Prospectus dated April 9, 2007

6,250,000 Shares

PHARMACOPEIA DRUG DISCOVERY, INC.

Common Stock, $       per share

Pharmacopeia Drug Discovery, Inc. (Pharmacopeia) is offering 6,250,000 shares of common stock.

The common stock is listed on the Nasdaq Global Market under the symbol “PCOP.”  On April 20, 2007, the last reported sale price of the common stock on the Nasdaq Global Market was $6.48 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-15 of this prospectus supplement and beginning on page 2 of the accompanying prospectus and the reports incorporated by reference in the accompanying prospectus.

	Per Share	Total
Price to the public of common stock	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Pharmacopeia Drug Discovery, Inc.	$	$

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 937,500 additional shares from us within 30 days following the date of this prospectus supplement (to the prospectus dated April 9, 2007) to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Shares against payment in New York, New York on or about                                                           , 2007.

CIBC World Markets
Canaccord Adams
Merriman Curhan Ford & Co.

The date of this prospectus supplement (to the prospectus dated April 9, 2007) is April      , 2007.

Table of Contents

Prospectus Supplement

Prospectus

About this Prospectus Supplement

In this prospectus supplement and the accompanying prospectus, the terms “Pharmacopeia,” “we,” “us” and “our” refer to Pharmacopeia Drug Discovery, Inc.

We provide information to you about the common stock in two separate documents: (a) the accompanying prospectus, which provides general information, and (b) this prospectus supplement, which describes the specific details regarding this offering. If information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page S-41 of this prospectus supplement and page 3 of the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of the documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

S-i

Prospectus Supplement Summary

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares of common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Pharmacopeia Drug Discovery, Inc.

We are a biopharmaceutical company committed to discovering and developing novel therapeutics to address significant medical needs. Using proprietary technologies and processes, we seek to identify, optimize and develop novel drug candidates through our own internally-funded drug discovery and development programs and in collaborations with major pharmaceutical and biotechnology companies. We have one internal program in Phase 1 clinical development and several internal programs in advanced discovery. Our collaborative research efforts have resulted in a portfolio of five partnered programs in active human clinical trials, with four additional partnered programs in preclinical development.

PS433540, a product candidate we are developing internally, is in Phase 1 clinical development. PS433540 is a Dual-Acting angiotensin and endothelin Receptor Antagonist (DARA) that we in-licensed from Bristol-Myers Squibb Company (BMS) and that is being developed as a potential treatment for cardiovascular diseases, including most importantly hypertension and diabetic nephropathy. Our licensing agreement with BMS provides us with worldwide development and commercialization rights to PS433540, as well as certain other compounds discovered by BMS that possess DARA activity. We believe that PS433540 administered as a single agent has the potential to have a superior efficacy profile to monotherapy with an angiotensin receptor blocker for the treatment of hypertension and diabetic nephropathy. In April 2007, we announced positive results from our first Phase 1 clinical study with PS433540. In the event that we achieve positive results in our additional Phase 1 studies, we believe we will initiate a Phase 2 clinical trial for PS433540 in hypertension in the first half of 2008 and complete a Phase 2 proof of concept study in hypertension in the second half of 2008.

We have concentrated our internal discovery programs primarily on diseases related to immunoregulation. Immunoregulatory indications could include rheumatoid arthritis, psoriasis, inflammatory bowel disease, multiple sclerosis and others. This focus builds on our expertise in the area, and also takes advantage of attractive commercial opportunities we believe exist. Our internal discovery efforts include developing CCR1 antagonists to treat inflammatory diseases including rheumatoid arthritis and multiple sclerosis as well as programs directed at generating Janus Kinase-3 (JAK3) inhibitors for topical use in dermatological and ocular diseases. We have partnered our JAK3 Inhibitors program with Wyeth for all indications and routes of delivery other than topical administration for dermatological and ocular diseases. We also have a discovery program focused on A2a antagonists to treat Parkinson’s disease.

In addition to our proprietary research and development, we currently have collaborations under which we are actively performing research and development activities with leading pharmaceutical and biotechnology companies, including Cephalon, GlaxoSmithKline and Organon. While our collaborations with each of these companies vary, in each one we may have certain development or commercialization rights. We also have other collaborations with leading pharmaceutical and biotechnology companies, including Schering Corporation and Schering-Plough Ltd. (together Schering-Plough) and BMS, where we have completed our activities and the collaborator is now responsible for the development of potential therapeutic products. Our collaborative research efforts with Schering Plough and BMS have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and four partnered programs in active Phase 1 clinical trials targeting rheumatoid arthritis, oncology, metabolic and inflammatory diseases.

Associated with these clinical development programs, we have received milestone payments from Schering-Plough and BMS and, to the extent the compounds successfully progress through clinical development and registration, we will be entitled to receive additional milestone payments. We are also entitled to receive royalties on the commercial sale, if any, of drugs resulting from these collaborations. However, numerous additional studies are required to fully assess the potential of these clinical candidates before they reach the marketplace, and the results from preclinical studies and clinical studies conducted to date with these compounds are not necessarily indicative of the results that may be obtained in future clinical studies.

From time to time we have considered, and we will continue to consider strategic initiatives intended to further the development of our business. In addition, we consider opportunities to expand our product pipeline through the acquisition or in-licensing of, or investment in, product development candidates, and we intend to continue to explore such opportunities.

Our Therapeutic Candidate Pipeline

We commenced Phase 1 clinical trials with PS433540, our lead internal program, in January 2007. We are building our capability to manage and oversee clinical development of PS433540 and any other internal programs that may reach the level of clinical development. We work with clinical development consultants to augment our internal capabilities. In April 2007, we announced positive results from our first Phase 1 clinical study with PS433540.

We have built a broad partnered therapeutic candidate pipeline consisting of five active clinical programs (with respect to which human evaluation has begun), four preclinical programs and multiple other drug discovery programs. Some of these programs started as collaborative drug discovery partnerships, while others started from our internal discovery efforts and were subsequently included in collaborations. Our collaborators have diverse therapeutic interests, and thus our product pipeline spans multiple disease categories. In all cases, we have a financial interest in each of the programs.

Our collaborative research efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting COPD and four partnered programs in active Phase 1 clinical trials targeting rheumatoid arthritis, oncology and metabolic diseases. The Schering-Plough relationship produced a CXCR2 antagonist which entered Phase 2 clinical trials in the fourth quarter of 2006 for COPD, an enzyme inhibitor which entered Phase 1 clinical trials in September 2006 for oncology, a candidate for metabolic diseases which entered Phase 1 clinical trials in January 2007 and a candidate for inflammatory diseases which entered Phase 1 clinical trials in March 2007. We initially identified p38 kinase inhibitor lead compounds in 1997 and entered into a collaborative partnering agreement with BMS in 1999. This collaboration resulted in a compound that entered Phase 1 clinical trials in August 2003. A second compound resulting from that partnership, which is a back-up candidate, entered Phase 1 clinical trials in Canada in December 2005.

The following chart sets forth our internal program portfolio and the disease areas in which we believe each program is likely relevant. We licensed our DARA program from BMS. We partnered our JAK3 Inhibitors program to Wyeth for all indications and routes of delivery other than topical administration for dermatological and ocular diseases.

Internal Program Portfolio

Proprietary Program	Therapeutic Areas
DARA (PS433540)	Hypertension, diabetic nephropathy
JAK3 Inhibitors	Dermatological and ocular diseases for topical administration
CCR1 Antagonists	Rheumatoid arthritis and multiple sclerosis
A2a Antagonists	Parkinson’s disease

DARA.   Our lead internal program is our DARA program, from which PS433540 is in Phase 1 clinical development. We are developing PS433540 as a potential treatment for cardiovascular diseases, including most importantly hypertension and diabetic nephropathy.  In April 2007, we announced positive results from our first Phase 1 clinical study with PS433540. We believe that PS433540 administered as a single agent has the potential to have a superior efficacy profile to monotherapy with an angiotensin receptor blocker for the treatment of hypertension and diabetic nephropathy.

We expect to announce additional results from our Phase 1 clinical program with PS433540 in 2007. We expect to complete a Phase 1 angiotensin II (AII) challenge study during the third quarter of 2007 and a Phase 1 endothelin 1 (ET1) challenge study during the fourth quarter of 2007. In addition, we expect to complete a Phase 1 multiple ascending dose study in the second half of 2007. In the event that we achieve positive results in the Phase 1 studies, we believe we will initiate a Phase 2 clinical trial for PS433540 in hypertension in the first half of 2008 and complete a Phase 2 proof of concept study in hypertension in the second half of 2008.

AII and ET1 are two of the most potent vasoactive peptides currently known and are believed to play a role in controlling both vascular tone and pathological tissue remodeling associated with a variety of diseases including diabetic nephropathy and heart failure. Currently, angiotensin receptor blockers (ARBs), which inhibit the activity of AII, are widely used as a treatment for hypertension, heart failure and diabetic nephropathy. In addition, there is a growing body of data that demonstrates the potential therapeutic benefits of ET receptor antagonists (ERAs) in blocking ET1 activity.

It is also known that AII and ET1 work together in blood pressure control and pathological tissue remodeling. For example, it is believed that ARBs not only block the action of AII at its receptor, but also limit the production of ET1. Similarly, it is believed that ERAs block ET1 activity and inhibit the production of AII. Consequently, simultaneously blocking AII and ET1 activities may offer better efficacy than blocking either substance alone.

In well-validated rat models of human hypertension, the combination of an ARB and an ERA appears to result in a synergistic effect. Furthermore, although ARBs are the standard of care for patients with diabetic nephropathy, improved efficacy with the co-administration of an ERA has been reported by a third party in Phase 2 clinical development. Finally, in animal models of heart failure conducted by third parties, the combination of an ARB and an ERA results in improvements in both function and tissue remodeling parameters not seen with either agent alone.

PS433540 appears to block the activity of both AII and ET1 at their respective AT1 and ETA receptors. It is the first and only example of a single compound with Dual-Acting angiotensin and endothelin Receptor Antagonist (DARA) activity in development. We view this as a first-in-class product candidate, which may represent a significant advancement in the treatment of multiple cardiovascular diseases, including hypertension and diabetic nephropathy. A number of preclinical studies using PS433540 have resulted in positive outcomes in multiple disease models and a positive preclinical pharmacokinetic and safety profile.

In March 2006, we and BMS entered into an exclusive licensing agreement (the BMS Agreement) providing us worldwide development and commercialization rights to certain compounds discovered by

BMS, including PS433540, that possess DARA activity. Under the agreement, we acquired exclusive rights to lead and backup DARA development candidates under the BMS patents claiming these compounds.

Under the terms of the BMS Agreement, in lieu of an up-front cash payment, we are providing BMS a set of compound libraries and will pay BMS milestone payments upon the achievement of successive clinical and regulatory events in the United States and certain other jurisdictions, and royalties on sales of products, if any, resulting from the DARA program.

JAK3 Inhibitors.   A member of the Janus family of tyrosine protein kinases, Janus Kinase-3 (JAK3) plays a critical role in T-cell proliferation via cytokine signaling pathways. Local administration of a selective JAK3 inhibitor represents a potential therapeutic approach for T-cell and cytokine mediated dermatologic and ocular diseases. Included in these are psoriasis, which is characterized by hyper-proliferation of T-cells which present themselves in inflamed skin lesions, and dry eye, which is a cytokine-based inflammation of the ocular surface.

Local administration of a JAK3 inhibitor for psoriasis would inhibit T-cell proliferation but have the advantage of limiting potential systemic side effects. Treatment of dry eye is aimed at reducing conjunctival inflammation and restoring normal tear film to minimize dryness. Local administration of a JAK3 inhibitor would selectively reduce cytokine-induced inflammation in the conjunctiva.

We have identified a series of potent, selective JAK3 inhibitors that are immunoregulatory in preclinical models of T-cell activities. Lead candidates for psoriasis show good skin permeation. Additional studies are in progress to advance compounds towards preclinical development.

In December 2006, we entered into a research and license agreement with Wyeth, providing for the formation of a new alliance based on our JAK3 inhibitor program. Our alliance with Wyeth is described in more detail below in the discussion of our collaborations.

CCR1 Antagonists.   CCR1 is a member of the chemokine receptor family. The CCR1 receptor is involved in the trafficking of T-cells and monocytes to specific sites of inflammation, such as in the myelin sheath and the arthritic synovium. The chemokine receptors link extracellular signals to intracellular processes that are central to the inflammatory response. Research has clearly demonstrated a role for the CCR1 receptor in modulating multiple inflammatory disease states and, therefore, inhibition of its activity could offer potential new treatment options with reduced side effects.

Our compounds have been shown in preclinical studies to be potent at both binding to the CCR1 receptor and at antagonizing CCR1 receptor mediated intracellular calcium flux and chemotaxis. Additionally, compounds with good pharmacokinetic properties have been identified.

Adenosine A2a Antagonists.   Adenosine A2a antagonists have been found to increase dopaminergic activity and motor function in models of Parkinson’s disease. Lead compounds have been identified from several series. These compounds inhibit binding to and function of the A2a receptor, demonstrate selectivity for the A2a receptor over the A1 receptor, and have good brain levels. We are currently assessing in vivo activity of our compound series.

External Resources

We utilize contract research organizations to assist in our PS433540 Phase 1 clinical program and other internal programs in special non-clinical models of disease and to perform preclinical safety testing of our lead compounds. Also, in an effort to increase the efficiency of both our internal and collaborative programs, we utilize resources in China and India to provide specific and general chemistry services to us at a cost substantially lower than our internal costs.

Further, we engage in research collaborations with academic institutions to access their considerable expertise, in particular for the testing of our compounds in specific non-clinical models of disease. We also contract with other biotechnology companies to perform fee-for-service testing of compounds both for internal and collaborative drug discovery.

By effectively integrating external resources into our research and development programs, we cost-effectively extend our capabilities and expand our capacity without the need for substantial investment in new infrastructure.

Our Significant Collaborative Relationships

Cephalon

In May 2006, we entered into a collaboration and license agreement (the Cephalon Agreement) with Cephalon, Inc. (Cephalon) providing for the formation of a new drug discovery, development and commercialization alliance. Under the Cephalon Agreement, we received an up-front, non-refundable payment of $15.0 million in June 2006 to support our research efforts.

As part of and during the initial phase of the alliance, Cephalon is responsible for providing hit and lead compounds. We and Cephalon will then work collaboratively to advance the lead compounds to clinical candidates. We are principally responsible for medicinal chemistry, while Cephalon provides biology support, including preclinical disease models. We have agreed that we will not screen our compound library for other collaborators, or for our own account, against any target we work on under the Cephalon Agreement for a specified period.

Upon the nomination, if any, of clinical candidates by the alliance, Cephalon will be primarily responsible for their development and commercialization. We may receive milestone payments upon the successful achievement, if any, of preclinical and clinical milestones. Upon successful commercialization of any product resulting from this relationship, we will be entitled to receive royalties on sales of that product.

We retain an option to develop certain candidates from the alliance, subject to Cephalon’s agreeing to such development. For each clinical candidate, if any, advanced under the alliance, the developing company will make clinical, regulatory and sales milestone payments to the non-developing company. In addition, the company commercializing each resulting product, if any, will pay the non-commercializing company up to double-digit royalties based on the sales level achieved.

As stated above, under the Cephalon Agreement, we received a non-refundable payment of $15.0 million and are principally responsible for performing medicinal chemistry research. For the year ended December 31, 2006, our alliance with Cephalon accounted for $2.9 million, or 17% of our revenue.

Both we and Cephalon have the right to terminate the Cephalon Agreement under certain specified circumstances at any time during the term of the Cephalon Agreement. In addition, Cephalon has the right to terminate the Cephalon Agreement in its sole discretion, upon ninety days written notice to us, during the three-year research term of the alliance, which phase may be extended by agreement of the parties. No such termination shall require us to refund to Cephalon any or all of the above funding.

One of our directors currently serves as the Chairman and Chief Executive Officer of Cephalon.

GlaxoSmithKline

In March 2006, we and SmithKlineBeecham Corporation and Glaxo Group Limited (together GSK) entered into a product development and commercialization agreement (the GSK Agreement). Under the terms of the GSK Agreement, we may receive up to $15.0 million in cash payments from GSK related to the initial discovery activities to be conducted by us, including $5.0 million that we received in April 2006.

Up to the remaining $10.0 million will be payable to us upon our fulfillment of certain conditions related to the initial discovery activities to be conducted by us. Our role in the alliance is to (i) identify and (ii) advance molecules in chosen therapeutic programs to development stage and (iii) subject to certain provisions in the GSK Agreement, further develop the candidates to clinical “proof of concept” (a demonstration of efficacy in humans). In addition to the cash payments above, we are entitled to receive success-based milestone payments, starting in preclinical research, from GSK for each drug development program pursued under the alliance and the potential for double-digit royalties upon the successful commercialization by GSK of any product resulting therefrom. We have agreed that we will not screen our compound library for other collaborators, or for our own account, against any target we screen under the GSK Agreement for a specified period.

The GSK Agreement provides that GSK will have an exclusive option, exercisable at defined points during the development process for each program (up to the point of clinical proof of concept), to license that program. Upon licensing a program, GSK is obligated to conduct preclinical development and/or clinical trials and commercialize pharmaceutical products resulting from such licensed programs on a worldwide basis (the GSK License Obligations). If GSK does not exercise its option to license a program, we will retain all rights to that program and may continue to develop the program and commercialize any products resulting from the program, or we may elect to cease progressing the program and/or seek other partners for further development and commercialization. In the event that GSK does not exercise its option to license a program and we continue to develop the program and commercialize any products resulting from the program, we will be obligated to pay GSK success-based milestone payments and royalties upon successful commercialization, if any. In addition, we will retain rights to each program for which GSK has not fulfilled its GSK License Obligations.

Both we and GSK have the right to terminate the GSK Agreement in its sole discretion under certain specified circumstances at any time during the term of the GSK Agreement. In addition, both we and GSK have the right to terminate the GSK Agreement under other circumstances that are customary in these types of agreements. If we exercise our discretionary termination right at any time during the first five years of the term, under certain circumstances, we could be required to refund to GSK a portion of the up to $15.0 million related to initial discovery activities to be conducted by us referred to above. The amount of any such refund will be calculated based upon when during the term of the GSK Agreement that termination occurs. However, there are no instances where the deferred revenue would be amortized below the amount that could be potentially refundable pursuant to the terms of the GSK Agreement. Further, should GSK exercise its discretionary termination rights, there are no provisions in the GSK Agreement that would require us to refund payments received relating to our performance of initial discovery activities under the GSK Agreement or milestone payments, if any, received from GSK.

N.V. Organon

In February 2007, we entered into a new collaboration and license agreement (the Organon Agreement) with N.V. Organon (Organon), providing for the formation of a new alliance to discover, develop and commercialize therapeutic products across a broad range of therapeutic indications. The new alliance builds on the companies’ past collaborations, including the collaboration that we and Organon entered into in 2002 and were performing under prior to the execution of the Organon Agreement (the 2002 Collaboration).

Under the Organon Agreement, we received an up-front payment of $15.0 million in March 2007 and may receive up to an additional $20.0 million in research funding over the five-year term of the research portion of the alliance. The Organon Agreement also provides that we waive our rights to receive future milestone and royalty payments with respect to programs resulting from lead series identified by us and delivered to Organon under the 2002 Collaboration and two other programs from earlier agreements.

Under the Organon Agreement, we will work collaboratively with Organon to generate development compounds addressing targets of mutual interest selected by Organon by taking advantage of the complementary skills and expertise of each company. The goal is to produce compounds ready to enter development, which will be primarily handled by Organon. The Organon Agreement provides us the option to purchase the right to co-develop and co-commercialize therapeutic candidates discovered through the alliance.

For therapeutic candidates we do not elect to co-develop and co-commercialize, Organon will retain exclusive development and commercialization rights, and we will receive milestone payments as a result of Organon’s successful advancement, if any, of each candidate through clinical development, and up to double-digit royalties based on commercialization of any resulting pharmaceutical products.

Both we and Organon have the right to terminate the Organon Agreement under certain specified circumstances at any time during the term of the Organon Agreement. In addition, both we and Organon have the right to terminate the Organon Agreement under other circumstances that are customary in these types of agreements. Each party has the right, upon six months prior written notice provided to the other party at any time beginning two and one-half years after February 8, 2007, to terminate the research portion of the alliance and/or the Organon Agreement. Such a termination of the research portion of the alliance by Organon would not apply to Organon’s obligations with respect to any program developed by the alliance that Organon is advancing or to therapeutic candidates with respect to which we have previously exercised our option to purchase the right to co-develop and co-commercialize. Should Organon exercise its discretionary termination rights, there are no provisions in the Organon Agreement that would require us to refund payments received under the Organon Agreement. If we exercise our discretionary termination right, under certain circumstances, we could be subject to a termination fee of $5.0 million. Whether or not we are subject to the termination fee is based upon when during the term of the Organon Agreement we exercise our discretionary termination right. There will, however, be no instances where the deferred revenue associated with the Organon Agreement would be amortized below $5.0 million until such time as we are no longer subject to the termination fee.

During the year ended December 31, 2006, we earned approximately $5.5 million, or 32% of our revenue, of which $3.5 million was full-time employee (FTE) funding and $2.0 million was milestones and success fees, under the 2002 Collaboration. Payments received pursuant to our Organon collaborations since inception in 1996 have totaled approximately $54.7 million, of which approximately $8.3 million represents investments in our equity securities and approximately $7.3 million is milestone and success fee payments.

Wyeth

In December 2006, we entered into a research and license agreement (the Wyeth Agreement) with Wyeth, acting through its Wyeth Pharmaceuticals Division, providing for the formation of a new alliance based on our JAK3 kinase inhibitor program. The alliance’s goal is to identify, develop and commercialize therapeutic products for the treatment of certain immunological conditions in humans.

The companies each have certain exclusive rights to develop and commercialize products resulting from the JAK3 program and the alliance. We retain the right to develop and commercialize therapeutic products for the treatment of dermatological and ocular diseases employing topical administration, and Wyeth has the right to develop human therapeutic products for all other indications and routes of delivery. Under the terms of the Wyeth Agreement, in addition to an up-front $5.0 million cash payment that we received in January 2007, we may also receive, over the next three years, up to $9.0 million in research funding. In addition, we may receive up to $175.0 million for Wyeth’s achievement of preclinical, development, regulatory and commercialization milestones, as well as double-digit royalties on the net sales of any products commercialized by Wyeth under the alliance. Each company is responsible for all development, regulatory, manufacturing and commercialization activities for the products it develops and commercializes in its field.

Both we and Wyeth have the right to terminate the Wyeth Agreement under certain specified circumstances at any time during the term of the Wyeth Agreement. In addition, Wyeth has the right, upon six months’ prior written notice provided to us at any time after December 22, 2007, to terminate the research collaboration and/or the Wyeth Agreement in its entirety or in part. Such termination right would not apply to Wyeth’s obligations with respect to any program developed by the collaboration and licensed by Wyeth. No termination will require us to refund to Wyeth any or all of the above cash payments.

Bristol-Myers Squibb

In March 2006, we entered into an exclusive licensing agreement with BMS providing us worldwide development and commercialization rights to certain compounds discovered by BMS that possess DARA activity. Under the agreement, we acquired exclusive rights to lead and backup DARA development candidates under the BMS patents claiming these compounds. We will pay BMS milestone payments upon the achievement of successive clinical and regulatory events in the United States and certain other jurisdictions, and royalties on sales of products, if any, resulting from the DARA program. In connection with the initiation of Phase 1 clinical trials of PS433540, we paid BMS $1.0 million.

Under the terms of the agreement, in lieu of an up-front cash payment, we are providing BMS a set of compound libraries, over a period of approximately three years following the execution of the agreement. In the event we fail to deliver the aforementioned libraries to BMS, we would be required to make cash payments to BMS on a pro rata basis of up to $2.0 million.

Schering-Plough

The research portions of our collaborations with Schering-Plough ended in early April 2007. The cessation of our research activities will have no impact on other areas of the collaborations, including the ongoing Phase 2 and Phase 1 clinical trials and multiple preclinical programs. We will continue to be entitled to payments resulting from the successful achievement by Schering-Plough, if any, of preclinical and clinical milestones as well as royalty payments from sales, if any, of products resulting from compounds already delivered by us and accepted by Schering-Plough under the collaborations.

During the year ended December 31, 2006, we earned approximately $6.6 million, or 39% of our revenue, of which $4.6 million was FTE funding and $2.0 million was milestone payments, under our research collaboration agreements with Schering-Plough. Payments under our Schering-Plough collaborations since inception in 1995 have totaled approximately $126.2 million, of which approximately $22.3 million represents investments in our equity securities and milestone payments.

Other Relationships

We have also entered into research collaboration agreements with numerous other companies. Several of these collaborations, in which we have completed our research activities, may yield us milestone and royalty revenues. We believe the termination of any one of these other active agreements would not have a material adverse effect on us.

Employees

As of December 31, 2006, we had 150 full-time employees, including approximately 59 chemists and 42 biologists, of whom 55 have doctorate level degrees. None of our employees is covered by collective bargaining agreements. Our employees are at-will employees, which means that each of them can terminate their relationship with us and we can terminate our relationship with them at any time. We believe our relations with our employees are good.

Government Regulation

In the United States, pharmaceutical products are subject to extensive regulation by the U.S. Food and Drug Administration (FDA). The Federal Food, Drug, and Cosmetic Act (FDC Act), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, approval, manufacture, distribution, labeling and marketing of pharmaceutical products. Failure to comply with applicable FDA requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA suspension of clinical trials, refusal to approve pending NDAs, warning letters, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development in the U.S. typically involves preclinical laboratory and animal tests, submission to  FDA of a notice of claimed investigational exemption (also known as an investigational new drug application or IND) which must become effective before clinical testing may commence, and finally submission and FDA approval of a new drug application (known as an NDA). Adequate and well-controlled clinical trials establishing the safety and effectiveness of a new drug must be submitted for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically requires many years and the actual time required may vary substantially based upon type, complexity and novelty of the product or disease.

We, or our collaborators, must include in any IND submission results of preclinical tests such as laboratory evaluations of product chemistry, formulation and toxicity, as well as animal studies assessing the characteristics and potential safety and efficacy of the product. Conduct of preclinical tests must comply with federal regulations and requirements including good laboratory practice (often referred to as GLP). In addition to preclinical testing results, the IND must contain data and information pertinent to product chemistry, manufacturing and controls, as well as protocols for proposed clinical trials in which the investigational new drug will be administered to healthy volunteers or patients under the supervision of a qualified investigator. Long term preclinical tests, such as animal studies of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to commencement of clinical testing in humans. If FDA has not commented on or questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials sponsored by us, or our collaborators, must be conducted in compliance with federal regulations, good clinical practice (commonly known as GCP), and the applicable study protocols. The study protocol describes the study and details the objectives of the trial and the parameters to be used in monitoring safety and the effectiveness. Subsequent amendments to the protocol must be submitted to FDA as part of the IND. FDA may order temporary or permanent, complete or partial, discontinuation of a clinical trial at any time or impose other restrictions or sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the human subjects.

The study protocol and informed consent information for the patients or volunteers who will participate in the clinical trial and any changes to the study which may impact patient safety must also be submitted by us, or our collaborators, to an institutional review board, (known as an IRB) for approval prior to commencement of the trial. An IRB may also require a clinical trial to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions for conduct of the trial.

Clinical trials conducted pursuant to an IND in support of NDA premarket approval are typically conducted in three sequential phases, although the phases may overlap somewhat. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication or indications, dosage tolerance and optimum dosage, and identify common adverse effects and safety risks. If an investigational drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2, Phase 3 trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites. Phase 3 results are intended to permit FDA to evaluate the overall benefit-risk relationship of the drug and provide adequate information for the labeling of the drug.

After completion of clinical trials of a new drug, U.S. and foreign regulatory authority marketing approval must be obtained.  In the U.S., we or our collaborators must prepare an NDA and submit it to FDA for premarket approval. The NDA must include the results of all preclinical, clinical and other testing as well as a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. The time and cost required for preparation and submission of an NDA is substantial. Under federal law, the submission of most NDAs is also subject to a substantial application user fee, currently exceeding $896,200. In addition, the manufacturer and/or sponsor under an approved NDA are subject to annual product and establishment user fees, currently exceeding $49,750 per product and $313,100 per establishment. These fees are typically increased annually.

Upon receipt of an NDA, FDA has 60 days to determine whether the NDA will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the NDA is accepted for filing, FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most NDAs for non-priority drug products are reviewed within ten months. The review process may be extended by FDA for three additional months to consider certain information or clarification regarding information already provided in the NDA.  FDA may also refer an NDA for a novel drug product or a drug product that presents difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the NDA should be approved. FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, FDA will prior to NDA approval inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with current good manufacturing practice (known as cGMP) is demonstrated and the NDA contains substantial evidence that the drug is safe and effective in the indication studied.

After FDA evaluates the NDA and the manufacturing facilities, it issues an approval letter, an approvable letter or a not-approvable letter. Both approvable and not-approvable letters generally outline the deficiencies in the NDA and may require substantial additional testing or information in order for the FDA to reconsider the NDA. If and when those deficiencies are addressed to FDA’s satisfaction in a resubmission of the NDA, FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in 2 or 6 months depending on the type of information included. An FDA approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

As a condition of NDA approval, FDA may require substantial post-approval testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product, or place conditions on an approval that could restrict the distribution or use of the product or materially affect the potential market and profitability. Once granted, product approvals may be withdrawn if compliance with post-market regulatory requirements is not maintained or problems are identified following initial marketing. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems such as adverse effects are subsequently discovered.

Upon NDA approval, the new drug and each of the patents identified for the drug in the NDA are published in FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can be cited by potential competitors in support of approval of an abbreviated new drug application (known as an ANDA). ANDA applicants are not required to conduct or submit pre-clinical or clinical tests to prove the safety or effectiveness of their “generic equivalent” drug products. An ANDA applicant must, however, certify to FDA that its generic product will not infringe the already approved product’s listed patents or that such patents are invalid. Unless the ANDA applicant challenges the listed patents, FDA will not approve the ANDA until expiration of all such patents. FDA also will not approve an ANDA until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Under the Pediatric Research Equity Act of 2003, NDAs for a new active ingredient, indication, dosage form, dosage regimen, or route of administration must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. FDA may, on its own or at the request of the applicant, defer submission of some or all pediatric data until after approval of the product in adults, or grant a full or partial waiver from the pediatric data requirements. The pediatric data requirements do not apply to product with an orphan drug designation.

Sales of drugs depend in significant part on the availability of reimbursement from third party payors, including governmental health authorities such as Medicaid and Medicare, managed care providers, private health insurers and other organizations. It is anticipated that any products we have will be eligible for payment by third party payors when they are approved. It is time consuming and expensive to seek coverage and reimbursement from third party payors. Reimbursement, however, may not be available or sufficient to allow sale of the product on a competitive profitable basis.

For marketing outside the United States, we will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Further, our research and development processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated.

In addition, we are subject to the U.S. Foreign Corrupt Practices Act, which prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Our present and future business has and will continue to be subject to various other laws, rules and/or regulations applicable to us as a result of our international sales.

Recent Developments

We will hold our 2007 annual meeting of stockholders on May 3, 2007. At the 2007 annual meeting, our stockholders will consider four proposals. First, they will elect three Class III directors to hold office until the annual meeting of stockholders in 2010 and one Class I director to hold office until the annual meeting of stockholders in 2008. The terms of office of Class III directors, Steven J. Burakoff, James J. Marino and Bruce A. Peacock, expire at the 2007 annual meeting. Our board of directors has renominated Dr. Burakoff and Mr. Peacock and has nominated Martin H. Soeters to serve as a Class III director in lieu of Mr. Marino, subject to their election by our stockholders at the 2007 annual meeting. One of our Class I directors, Gary E. Costley, has informed us that he will retire as a director, effective immediately prior to the 2007 annual meeting. Our board of directors has nominated Dennis H. Langer to serve as a Class I director in lieu of Dr. Costley for the remainder of Dr. Costley’s term, which expires at the 2008 annual meeting, subject to his election by our stockholders at the 2007 annual meeting. The second proposal our stockholders will consider is ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2007. Third, our stockholders will vote on whether to approve an amendment to our amended and restated certificate of incorporation to change our name from Pharmacopeia Drug Discovery, Inc. to Pharmacopeia, Inc. Finally, our stockholders will consider on whether to approve our amended and restated 2004 stock incentive plan, which would increase the number of shares available for issuance under the plan to 3,400,000 (an increase of 1,000,000 shares) so that we may continue to provide equity-based awards to selected employees, directors and consultants and make certain other changes to the plan.

Corporate Information

We are a Delaware corporation. We were incorporated in February 2002 as a wholly owned subsidiary of Accelrys, Inc. (Accelrys), formerly Pharmacopeia, Inc. On December 18, 2003, Accelrys announced its plans to spin-off 100 percent of our shares in a pro rata tax-free distribution to its stockholders, subject to the satisfaction of certain conditions. On April 30, 2004, Accelrys completed the spin-off of us into an independent, separately traded and publicly held company through the distribution to its stockholders of a dividend of one share of our common stock for every two shares of Accelrys common stock held.

The mailing address of our principal executive offices is P.O. Box 5350, Princeton, NJ 08543-5350, and our telephone number is (609) 452-3600. Our website address is www.pharmacopeia.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock to be offered by Pharmacopeia Drug Discovery, Inc.	6,250,000 shares
Common stock to be outstanding after this offering	27,705,647 shares
Use of proceeds	See “Use of Proceeds” in this prospectus supplement.
Nasdaq Global Market symbol	“PCOP”

Unless otherwise stated, all information contained in this prospectus supplement assumes (i) no exercise of warrants or options and (ii) no exercise by the underwriters of their over-allotment option.

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 21,455,647 shares of our common stock outstanding as of April 20, 2007, and does not include:

•       1,626,063 shares of common stock issuable upon exercise of warrants outstanding as of April 20, 2007 at a weighted average exercise price of $5.20 per share;

•       4,006,391 shares of common stock issuable upon exercise of options outstanding as of April 20, 2007 at a weighted average exercise price of $6.54 per share; and

•       498,830 shares of common stock issuable upon exercise of stock options not outstanding, but reserved for issuance as of April 20, 2007.

Summary Financial Data

The following table presents our summary financial data. We have not generated any product sales revenues and have not achieved profitable operations, and we expect to continue to incur substantial losses in future periods. You should read this information together with our financial statements and the notes to those statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected data in this section is not intended to replace the financial statements and the notes to those statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our statement of operations data for the years ended 2004, 2005 and 2006, and the balance sheet data as of December 31, 2005 and 2006 have been derived from the audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our statement of operations data for the years ended 2002 and 2003 and the balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from audited financial statements not incorporated by reference in this prospectus supplement and the accompanying prospectus.

We were incorporated in February 2002 as a wholly-owned subsidiary of Accelrys, formerly Pharmacopeia, Inc. On December 18, 2003, Accelrys announced its plans to spin off 100 percent of our shares in a pro rata tax-free distribution to its stockholders, subject to the satisfaction of certain conditions. On April 30, 2004, Accelrys completed the spin off of us into an independent, separately traded and publicly held company through the distribution to its stockholders of a dividend of one share of our common stock for every two shares of Accelrys common stock held.

	Years ended December 31,
	2006	2005	2004	2003	2002
Statement of Operations Data:
Net revenue	$16,936	$20,403	$24,359	$29,503	$29,304
Collaborative research and development expense	13,551	17,734	20,689	22,157	19,080
Proprietary research and development expense	23,524	10,965	5,955	3,951	6,848
Sales, general and administrative expense	9,848	10,196	9,859	6,003	5,504
Restructuring and other charges	(88)	–	5,947	–	–
Interest and other income, net	(1,568)	(1,120)	(561)	(19)	(21)
Decrease in warrant liability	(89)	–	–	–	–
(Benefit) provision for income taxes	(478)	(234)	(110)	259	35
Net loss	(27,764)	(17,138)	(17,420)	(2,848)	(2,142)
Net loss per share:
—Basic and diluted	(1.69)	(1.27)	(1.43)	(0.23)	(0.18)
	As of December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$46,140	$30,366	$40,885	$524	$6,737
Total assets	66,127	46,019	57,005	11,052	13,194
Current liabilities	18,750	8,862	10,251	6,420	8,444
Deferred compensation plan, long-term deferred revenue and other long-term liabilities	16,946	1,904	3,046	325	325
Total stockholders’ equity	30,431	35,253	43,708	4,307	4,425
Cash dividends declared per common share	–	–	–	–	–

(1)            A $1.00 increase (decrease) in the assumed public offering price of $6.48 per share would increase (decrease) the amounts representing cash and cash equivalents, total assets and total stockholders’ equity by approximately $5,813,000.

Risk Factors

Before making an investment decision, you should carefully consider all of the other information appearing in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by and are subject to risks and uncertainties including, but not limited to, the following specific risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

If we consume cash more quickly than expected, and if we are unable to raise additional capital, we may be forced to curtail operations.

As of December 31, 2006, we had cash, cash equivalents and marketable securities of approximately $46.1 million. In addition, as of December 31, 2006, we had liabilities relating to our obligations to provide BMS a set of compound libraries and deferred revenue of approximately $24.3 million associated with research and development activities that are to be performed by us subsequent to December 31, 2006. We believe that our capital resources will be adequate to fund our operations at their current levels through June 30, 2008. However, changes may occur that would cause us to consume available capital resources before that time. Examples of relevant potential changes that could impact our capital resources include:

•       the costs associated with our drug research and development activities, including the costs associated with our Phase 1 and Phase 2 clinical development program for PS433540 and additional costs we may incur if our development programs are delayed or are more expensive to implement than we currently anticipate;

•       changes in existing collaborative relationships, including the funding we receive in connection with those relationships;

•       the progress of our milestone and royalty producing activities;

•       acquisitions of other businesses or technologies;

•       the purchase of additional capital equipment;

•       cash refunds we may be required to make to GSK if, prior to March 24, 2011, we exercise our discretionary termination right under the GSK Agreement;

•       cash payments we may be required to make to BMS if we fail to deliver certain compound libraries under the BMS Agreement;

•       cash payments we may be required to make to Organon relating to a termination fee if, prior to August 2010, we exercise our discretionary termination right under the Organon Agreement;

•       penalties we may be required to pay certain institutional investors that participated in the private placement transaction we closed in August 2005 if we fail to comply with certain covenants and obligations related to that transaction;

•       competing technological and market developments; and

•       the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, and the outcome of related litigation.

In October 2006, we raised capital through a public financing of common stock and warrants. Our issuance of approximately 5.8 million shares of common stock in connection with this financing resulted in significant dilution in the percentage ownership of our stockholders that owned stock prior to the financing. It is likely that we will raise capital in the future. The capital could be raised through public or private financings involving debt or common stock or other classes of our equity. Further issuances of equity securities will further dilute our stockholders’ percentage ownership. As of April 20, 2007, there were approximately 4,006,000 stock options outstanding that were granted under our various equity compensation plans, approximately 1,626,000 warrants outstanding (which includes approximately 176,000 warrants issued in connection with the GSK Agreement and approximately 1,450,000 warrants issued in connection with our October 2006 financing transaction). These equity instruments represent approximately 26% of our shares outstanding at April 20, 2007. The significant dilution represented by our outstanding warrants and equity compensation awards may make it more difficult for us to raise additional capital. Additional capital may not be available on favorable terms, or at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, products or potential markets that we would not otherwise relinquish.

Because PS433540 is in Phase 1 clinical development, there is a high risk that further development and testing will demonstrate that the compound is not suitable for commercialization. In addition, because we exclusively licensed PS433540 from BMS, any dispute with BMS may adversely affect our ability to develop and commercialize PS433540.

We have no products that have received regulatory approval for commercial sale. PS433540 is in Phase 1 clinical development, and we face the substantial risks of failure inherent in developing drugs based on new technologies.

PS433540 must satisfy rigorous standards of safety and efficacy before the FDA and foreign regulatory authorities will approve it for commercial use. We will need to conduct significant additional clinical trials to demonstrate the safety and efficacy of PS433540 to the satisfaction of the FDA and foreign regulatory authorities to obtain product approval.

Clinical development is a long, expensive and uncertain process. It may take us many years to complete clinical trials, and failure can occur at any stage of trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. We may suffer significant setbacks in advanced clinical trials, even after promising results in earlier trials. We may not be able to enroll a sufficient number of patients to complete our clinical trials in a timely manner. Based on results at any stage of preclinical testing or clinical trials, we may decide to discontinue development of PS433540.

We do not know whether any future clinical trials of PS433540 will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory approvals or will result in marketable products. Our failure to adequately demonstrate the safety and efficacy of PS433540 under development will prevent receipt of FDA and foreign regulatory approvals and, ultimately, their commercialization.

If there is any dispute between us and BMS regarding our rights under the BMS Agreement, our ability to develop and commercialize PS433540 may be adversely affected. Any loss of our rights from BMS could delay or completely terminate our product development efforts for PS433540 and other compounds licensed from BMS.

Our development of PS433540 may be adversely impacted if our clinical trials show certain adverse effects reported by other companies in connection with clinical trials of their ERA product candidates.

Abnormal liver function test (LFT) results, which are indicative of potential liver toxicity, have been reported by other companies as complications in their clinical trials of ERA product candidates. Approval of PS433540 may be delayed or ultimately blocked by such concerns. If the results of any of our PS433540 clinical trials indicate abnormal LFTs, we may not receive regulatory approval to market the product candidate and our product candidate, if approved for marketing, may not be able to compete with other products. There can be no assurance that the lack of LFT abnormalities seen with respect to PS433540 prior to now will be confirmed by subsequent clinical trial results.

As developed by other companies, ERAs and ARBs have also demonstrated teratogenicity in animals. If approved for marketing, we assume that PS433450 will be subject to a black box warning regarding teratogenicity and therefore may not be able to compete with other products that do not have a similar warning.

Prior clinical trials by other companies have also indicated that ERAs as a class of drugs may cause peripheral edema (fluid retention) in some patients. Consequently, PS433540 may not be successfully developed as a treatment for heart failure or for use in patients at risk for heart failure and may therefore have a more limited market potential than antihypertensives that are approved for the treatment of heart failure.

We had net losses in recent years and our future profitability is uncertain.

During the year ended December 31, 2006, we had a net loss of approximately $27.8 million. The net loss was primarily due to costs incurred in our internal product development efforts, including the costs of in-licensing the DARA program from BMS and its development and the research and development of our other product candidates.

We expect to incur losses in future periods and these losses are expected to increase as compared to prior periods as a result of the increased level of investment we plan to make in our internal proprietary programs in the future.

Our adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004) “Share-Based Payment” (SFAS 123R), which was effective January 1, 2006, increased our compensation costs and will continue to have a significant impact on our results of operations. In addition, under Emerging Issues Task Force (EITF) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the accounting treatment of the warrants that we issued in our October 2006 equity financing may have a significant impact on our results of operations, depending on the volatility of the market price of our common stock and the assumptions used in calculating the fair value of the warrants.

On a quarterly basis, our future operating results are likely to be highly volatile depending upon our receipt of milestone payments from our collaborators. We may not receive milestone payments on a regular basis or at all. Our ability to achieve profitability, if ever, will be significantly impacted by the level of investment we plan to make in our internal proprietary programs in the future, as well as the results of those programs.

Continuing net losses may limit our ability to fund our operations and we may not generate income from operations in the future.

Our current revenue stream is highly dependent upon the extent to which the pharmaceutical and biotechnology industries collaborate with drug discovery and development companies for one or more aspects of their drug discovery and development process.

Our revenue depends to a large extent on research and development expenditures by the pharmaceutical and biotechnology industries. Our capabilities include aspects of the drug discovery and development process that pharmaceutical companies have traditionally performed internally. Although there is a history among pharmaceutical and biotechnology companies of outsourcing drug research and development functions, this practice may not continue.

The willingness of these companies to expand or continue collaborations to enhance their research and development activities is based on certain factors that are beyond our control. While we are unaware of a specific reason that any of the following factors will have a material impact on the willingness of current or potential collaborators to expand or continue collaborations, examples of relevant factors include collaborators’ changing spending priorities among various types of research activities, the increased presence of offshore companies that conduct research and have lower full-time equivalent costs than ours, their ability to hire and retain qualified scientists, their approach regarding expenditures during recessionary periods and their policies regarding the balance of research expenditures versus cost containment. Also, general economic downturns in our collaborators’ industries, adverse changes in the regulatory environment, the adverse impact of product litigation on our collaborators’ businesses or any decrease in our research and development expenditures could harm our operations, as could increased popularity of management theories, which counsel against outsourcing of critical business functions. Continued consolidation in the pharmaceutical and biotechnology industries may further decrease the number of potential collaborators for us. In addition, the popularity of scientific thinking that disfavors elements of our technology platform, such as large diverse libraries, could negatively impact our business. Any decrease in drug discovery spending by pharmaceutical and biotechnology companies could cause our revenue to decline.

Our ability to collaborate with large pharmaceutical and biotechnology companies will depend on many factors, including our ability to:

•       discover and develop high-quality drug candidates;

•       identify and utilize scientists and technologies that are of the highest caliber; and

•       achieve results in a timely fashion, with acceptable quality and at an acceptable cost.

The importance of these factors varies from collaborator to collaborator, and we may be unable to meet any or all of them for some or all of our collaborators in the future.

We are dependent on our collaborations, and events involving these collaborations or any future collaborations could prevent us from developing or commercializing product candidates.

The success of our current business strategy will depend in part on our ability to successfully perform under and manage strategic collaborations. Since we do not currently possess the resources necessary to independently develop and commercialize all of the product candidates that may be discovered through our drug discovery technology, we may need to enter into additional collaborative agreements to assist in the development and commercialization of some of these product candidates or in certain markets for a particular product candidate. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position, and our discussions with potential collaborators may not lead to the establishment of new collaborations on acceptable terms.

We and our present and future collaborators may fail to develop or effectively commercialize products covered by our present and future collaborations if:

•       we do not achieve our objectives under our collaboration agreements;

•       we or our collaborators are unable to obtain patent protection for the product candidates or proprietary technologies we discover in our collaborations;

     we are unable to manage multiple simultaneous product discovery and development collaborations;

•       our potential collaborators are less willing to expend their resources on our programs due to their focus on other programs or as a result of general market conditions;

•       our collaborators become competitors of ours or enter into agreements with our competitors;

•       we or our collaborators encounter regulatory hurdles that prevent commercialization of our product candidates;

•       we develop products and processes or enter into additional collaborations that conflict with the business objectives of our other collaborators; or

•       our collaborators elect to terminate our partnerships under the permitted circumstances.

If we or our collaborators are unable to develop or commercialize products as a result of the occurrence of any one or a combination of these events, we will be prevented from developing and commercializing such product candidates. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future partner. Lengthy negotiations with potential new partners or disagreements between us and our partners may lead to delays or termination in the research, development or commercialization of product candidates. If we are not able to establish additional partnerships on terms that are favorable to us or if a significant number of our existing partnerships are terminated and we cannot replace them, we may be required to increase our internal product development and commercialization efforts. Any of the foregoing may materially harm our business, financial condition and results of operations.

The development of our internal and collaborative products is at an early stage and is uncertain.

Drug development is a highly uncertain process. Our approach and technology may never result in a commercial drug. None of our programs has resulted in products that have received regulatory approval for commercial sale. Our most advanced internal compound, PS433540, is in Phase 1 clinical trials. Currently our collaborators have advanced five programs (comprised of six compounds) into active clinical trials. All of our therapeutic candidates, including these clinical candidates, face the substantial risks of failure inherent in the drug development process. Any potential pharmaceutical product emanating from one of our internal or collaborative programs must satisfy rigorous standards of safety and efficacy before the FDA and foreign regulatory authorities will approve them for commercial use. To satisfy these standards, significant additional research, preclinical studies and clinical trials will be required.

Our internal and collaborative programs are in early stages relative to generating a commercial product. Therefore, we and our collaborators must engage in significant, time-consuming and costly research and development efforts followed by our and our collaborators’ applications for and receipt of, regulatory approvals. Consequently, we do not expect compounds from these development activities to result in commercially available products for many years, if at all.

If our collaborators are not able to successfully develop our existing clinical candidates, our business will be harmed.

Our collaborators Schering-Plough and BMS, currently are undertaking active clinical trials of prospective pharmaceutical products containing our proprietary compounds.

In each case, the collaborator is responsible for the development of these potential products, the level of resources devoted to such development and the decision as to when, or whether, such development should cease. Numerous additional studies are necessary to support the further development of these product candidates. Results from preclinical and clinical studies conducted to date on these product candidates are not necessarily indicative of the results that may be obtained in clinical studies. Clinical results could cause our collaborators to discontinue or limit development of these product candidates. For example, in November 2005, Schering-Plough informed us that it discontinued the Phase I clinical trials it commenced in December 2003 for the clinical compound targeting a respiratory indication, which was developed from leads from our collaboration with Schering-Plough. There can be no assurance that Schering-Plough or BMS will continue to develop the current clinical programs.

In addition, our collaborators may pursue alternative technologies or drug candidates, either on their own or in collaboration with others, that compete with the clinical candidates on which they collaborate with us. If our collaborators do not continue their development efforts or if such efforts do not result in positive clinical results, we will not receive additional milestone and royalty payments from those efforts, and our business will be harmed.

Our stock price may be volatile and your investment in our stock could decline in value.

The market price for our common stock has been highly volatile and may continue to be highly volatile in the future. During the year ended December 31, 2006 the closing price was $3.56 per share at its low point in January 2006 and $6.47 per share at its high point in May 2006. Results from our development programs, especially the DARA program, our quarterly operating results, changes in general conditions in the economy or the financial markets, and other developments affecting our competitors or us could cause the market price of our common stock to fluctuate substantially. In recent years, the stock market has experienced significant price and volume fluctuations.

While we are unaware of a specific reason that any of the following factors will have a material impact on our stock price, the following factors, in addition to the factors described in the other risk factors contained in this report, may have a significant impact on the market price of our common stock:

•       publicity concerning the status of potential drug products under development by us or our collaborators or our competitors and their partners;

•       reduction, termination or expiration of our collaborations;

•       announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•       announcements of technological innovations or new commercial products by our competitors or us;

•       developments concerning proprietary rights, including patents;

•       litigation;

•       economic and other external factors or other disasters or crises;

•       actual or anticipated period-to-period fluctuations in our financial results;

•       changes in financial estimates prepared by securities analysts;

•       differences in the valuations assigned by the equity markets and, in particular, the biopharmaceutical sector of the equity markets, to biopharmaceutical companies like us that have more drug discovery than drug development capabilities; and

•       the general performance of the equity markets and, in particular, the biopharmaceutical sector of the equity markets.

The realization of any of the risks described in this prospectus supplement and accompanying prospectus, as well as other factors, could have a material adverse impact on the market price of our common stock and may result in a loss of some or all of your investment in our securities.

Disputes may arise between our partners and us as to royalties and milestones to which we believe we are entitled.

The compound basis for drugs developed by a partner may be a derivative or optimized version of the compound screened or optimized by us.

While our existing collaborative agreements provide that we will receive milestone payments and royalties with respect to certain products developed from certain derivative compounds, there can be no assurance that disputes will not arise over the application of payment provisions to such products.

There can be no assurance that current or future partners will not pursue alternative technologies, or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments based on the targets which are the subject of the collaborative arrangements with us.

In addition, many of our agreements that provide for potential royalty payments to us also contain provisions that reduce our expected royalty if a partner is also required to pay a royalty on a product to a third party.

The drug research and development industry is highly competitive and subject to technological change, and we may not have the resources necessary to compete successfully.

Many of our competitors have access to greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, the pharmaceutical and biotechnology industries are characterized by continuous technological innovation. We anticipate that we will face increased competition in the future as new companies enter the market and our competitors make advanced technologies available. Technological advances or entirely different approaches that we or one or more of our competitors develop may render our products, services and expertise obsolete or uneconomical. Additionally, the existing approaches of our competitors or new approaches or technologies that our competitors develop may be more effective than those we develop. We may not be able to compete successfully with existing or future competitors.

If we cannot manage the multiple relationships and interests involved in our collaborative arrangements and internal programs, our business, financial condition and results of operations may be materially adversely affected.

We need to successfully structure and manage multiple internal programs and collaborative relationships, including maintaining confidentiality of the research being performed for multiple collaborators. We may be unable to successfully manage conflicts between competing drug development programs of third parties to which we offer services. From time to time, more than one of our collaborators may want to perform research concerning the same or molecularly similar disease targets.

Because of that, we may be required to reconcile our relationships with those collaborators, particularly if both want to establish exclusive relationships with us with respect to that target or if one collaborator has an existing arrangement with us and the other would like us to perform services regarding a target restricted by that arrangement.

Further, if we are working with a collaborator regarding a particular target, another of our collaborators may be researching the same target in one of its internal programs of which we have no knowledge. As a result, potential conflicts involving us may arise due to this competition between collaborators in a particular disease field of interest.

Conflicts also may arise between our collaborators as to proprietary rights to particular compounds in our libraries or as to proprietary rights to biological targets such as receptors or enzymes against which we screen compounds in our libraries. The occurrence of conflicts, or the perception of conflicts, could have a material adverse effect on our business, financial condition and results of operations.

If we use hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

Our activities involve the use of potentially harmful hazardous materials, chemicals and various radioactive compounds. These materials are utilized in the performance of our assay development, high-throughput screening and chemistry optimization services, and include common organic solvents, such as acetone, hexane, methylene chloride, acetonitrile, and isopropyl and methyl alcohol, as well as common acids and bases. The waste from utilization of these solvents and other materials is disposed of through licensed third-party contractors. Further, we utilize an extremely wide variety of chemicals in the performance of our assay development, screening and optimization services. These chemicals, such as reagents, buffers and inorganic salts, typically are employed in extremely small amounts in connection with the work performed in our laboratories.

We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result.

We maintain insurance coverage against environmental hazards arising from the storage and disposal of the materials utilized in our business. Although our management believes that such insurance has terms, including coverage limits, which are appropriate for our business, liabilities arising from the use, storage, handling or disposal of these materials could exceed our insurance coverage, as well as our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant. To our knowledge, we have not been, and currently are not, the subject of any governmental investigation concerning the violation of these federal, state and local laws and regulations. There can be no assurance that we will not be the subject of future investigations by governmental authorities.

We and our products are subject to strict government regulation, which may limit the development of products by us or our collaborators.

Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products our collaborators or we may develop. The nature and the extent to which government regulation may apply to our collaborators and us will vary depending on the nature of the pharmaceutical products, if any. Virtually all new pharmaceutical products require regulatory approval prior to commercialization.

If we or our collaborators or licensees fail to obtain, or encounter delays in obtaining or maintaining, regulatory approvals, our financial results could be adversely affected. Similar regulatory procedures are required in countries outside the United States.

In addition, new legislation related to health care could reduce the prices pharmaceutical and biotechnology companies can charge for drugs they sell which, in turn, could reduce the amounts that they have available for collaborative relationships with us. If pharmaceutical and biotechnology companies decrease the resources they devote to the research and development of new drugs, the number of collaborations we conclude could be adversely impacted and our revenue and profitability reduced. If prices that pharmaceutical and biotechnology companies can charge for drugs they sell decrease, the royalties, if any, we receive from the sale of products would also decrease, which would reduce our revenue and profitability.

Failure to attract and retain skilled personnel could materially and adversely affect us.

We are a small company and our success depends in part on the continued service of key scientific and management personnel, including our president and chief executive officer, Leslie J. Browne, Ph.D., and our ability to identify, hire and retain additional personnel. There is intense competition for qualified personnel. Immigration laws may further restrict our ability to attract or hire qualified personnel. We may not be able to continue to attract and retain the personnel necessary for our growth and development. Failure to attract and retain key personnel could have a material adverse effect on our business, financial condition and results of operations. Further, we are highly dependent on the principal members of our scientific and management staff. One or more of these key employees could retire or otherwise leave our employ within the foreseeable future and the loss of any of these people could have a material adverse effect on our business, financial condition and results of operations. We do not, and do not intend to, maintain key person life insurance on the life of any employee.

Many of our development and marketing activities are, or will be, conducted by third parties. If these third parties fail to perform their functions satisfactorily, our revenue and earnings could be delayed, reduced or eliminated.

The ultimate success of our business plan heavily depends upon the successful discovery, development and commercialization of pharmaceutical products. Our endeavors will result in commercialized pharmaceutical products, if at all, only after significant preclinical and clinical development, requisite regulatory approvals, establishment of manufacturing capabilities and successful marketing. We do not currently have the technology, facilities, personnel or experience to accomplish all of these tasks on our own and we will likely not have all the necessary resources in the foreseeable future. Therefore, we continue to depend heavily upon the expertise and dedication of sufficient resources by partners to develop and commercialize products primarily based on lead compounds discovered by us. If a partner fails to develop or commercialize a compound or product with respect to which it has rights from us, we may not receive any future milestone payments or royalties associated with that compound or product.

Similarly, while we are unaware of a specific reason that any of the following factors will be experienced by our strategic collaborators, because we rely heavily on them, our revenue could be adversely affected if our collaborators:

•       fail to select a target or product candidate we have identified for subsequent development;

•       fail to gain the requisite regulatory approvals for product candidates;

•       do not successfully commercialize products based on the compounds that we originate;

•       do not conduct their collaborative activities in a timely manner;

•       do not devote sufficient time or resources to our partnered programs or potential products;

•       terminate their alliances or arrangements with us;

•       develop, either alone or with others, products that may compete with our product candidates;

•       dispute our respective allocations of rights to any products or technology developed during our collaborations; or

•       merge with or are acquired by a third party that seeks to terminate our collaboration.

We may not realize revenue from our business development efforts.

Our collaborative relationships involve lengthy negotiation cycles, often requiring us to expend considerable financial and personnel resources without any assurance that revenue will be recognized. These cycles typically are long for a number of reasons. Factors include the strategic nature of our partnerships, the size of many such transactions, the confidential and proprietary nature of the biological targets against which we screen our chemical compound libraries and the unique terms typically found in each of the transactions. As a result, we may expend substantial funds and effort to negotiate agreements for collaborative arrangements, but may ultimately be unable to complete the transaction and recognize revenue. In these circumstances, our business, financial condition and results of operations will be adversely affected.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event at our primary facilities.

We depend on our laboratories and equipment for the continued operation of our business. Our research and development operations and administrative functions are primarily conducted at our facilities in the Princeton, New Jersey area. Although we have contingency plans in effect for natural disasters or other catastrophic events, catastrophic events could still disrupt our operations.

Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any natural disaster or catastrophic event in our facilities or the areas in which they are located could have a significant negative impact on our operations.

Because we do not intend to pay dividends, you will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividend on common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of your investment in our common stock will depend entirely upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain its price.

Anti-takeover provisions under Section 203 of the Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and our adoption of a stockholder rights plan may render more difficult the accomplishment of mergers or the assumption of control by a principal stockholder, making more difficult the removal of management.

Section 203 of the Delaware General Corporation Law may delay or deter attempts to secure control of our company without the consent of our management. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless certain conditions are met.

Our amended and restated certificate of incorporation and amended and restated bylaws contain several provisions that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions include the issuance of preferred stock without approval of the holders of our common stock, the classification of our board of directors, the election and removal of directors, restrictions on the ability of stockholders to take action without a meeting, restrictions on stockholders’ ability to call a special meeting and advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

We have adopted a stockholder rights plan, which is triggered upon commencement or announcement of a hostile tender offer or when any one person or group acquires 15% or more of our common stock. The rights plan, once triggered, enables stockholders to purchase our common stock at reduced prices. These provisions of our governing documents, stockholder rights plan and Delaware law could have the effect of delaying, deferring or preventing a change of control, including without limitation a proxy contest, making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. Further, the existence of these anti-takeover measures may cause potential bidders to look elsewhere, rather than initiating acquisition discussions with us.

If we engage in an acquisition or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.

From time to time we have considered, and we will continue to consider in the future, if and when any appropriate opportunities become available, strategic business initiatives intended to further the development of our business.

These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we do pursue such a strategy, we could, among other things:

•       issue equity securities that would dilute our current stockholders’ percentage ownership;

•       incur substantial debt that may place strains on our operations;

•       spend substantial operational, financial and management resources in integrating new businesses, technologies and products;

•       assume substantial actual or contingent liabilities; or

•       merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash or shares of the other company or a combination of both on terms that our stockholders may not deem desirable.

We are not in a position to predict what, if any, collaborations, alliances or other transactions may result or how, when or if these activities would have a material effect on us or the development of our business.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering for expenditures related to clinical trials for our PS433540 product candidate, the further development of our internal program portfolio and for general corporate purposes. Our management will, however, have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our long-term operating results or enhance the value of our common stock.

Certain risks related to intellectual property

Positions taken by the U.S. Patent and Trademark Office or non-U.S. patent and trademark officials may preclude us from obtaining sufficient or timely protection for our intellectual property.

The patent positions of pharmaceutical and biotechnology companies are uncertain and involve complex legal and factual questions. The coverage claimed in a patent application can be significantly reduced before the patent is issued. There is a significant risk that the scope of a patent may not be sufficient to prevent third parties from marketing other products or technologies with the same functionality of our products and technologies. Consequently, some or all of our patent applications may not issue into patents, and any issued patents may provide ineffective remedies or be challenged or circumvented.

Third parties may have filed patent applications of which we may or may not have knowledge, and which may adversely affect our business.

Patent applications in the United States are maintained in secrecy for 18 months from filing or until a patent issues. Under certain circumstances, patent applications are never published but remain in secrecy until issuance. As a result, others may have filed patent applications for products or technology covered by one or more pending patent applications upon which we are relying. If applications covering similar technologies were to be filed before our applications, our patent applications may not be granted. There may be third-party patents, patent applications and other intellectual property or information relevant to our chemical compositions and other technologies that are not known to us, that block us or compete with our chemical compositions or other technologies, or limit the scope of patent protection available to us. Moreover, from time to time, patents may issue which block or compete with our chemical compositions or other technologies, or limit the scope of patent protection available to us. Litigation may be necessary to enforce patents issued to us or to determine the scope and validity of the intellectual property rights of third parties.

We may not be able to protect adequately the trade secrets and confidential information that we disclose to our employees.

We rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. Competitors through their independent discovery (or improper means, such as unauthorized disclosure or industrial espionage) may come to know our proprietary information. We generally require employees and consultants to execute confidentiality and assignment-of-inventions agreements. These agreements typically provide that all materials and confidential information developed by or made known to the employee or consultant during his, her or its relationship with us are to be kept confidential, and that all inventions arising out of the employee’s relationship with us are our exclusive property. Our employees and consultants may breach these agreements, and in some instances we may not have an adequate remedy. Additionally, in some instances, we may have failed to require that employees and consultants execute confidentiality and assignment-of-inventions agreements.

Foreign laws may not afford us sufficient protections for our intellectual property, and we may not seek patent protection outside the United States.

We believe that our success depends, in part, upon our ability to obtain international protection for our intellectual property. However, the laws of some foreign countries may not be as comprehensive as those of the United States and may not be sufficient to protect our proprietary rights abroad. In addition, we may decide not to pursue patent protection outside the United States because of cost and confidentiality concerns. Accordingly, our international competitors could obtain foreign patent protection for, and market overseas, products and technologies for which we are seeking U.S. patent protection and they may be able to use these products and technologies to compete against us.

We may not be able to adequately defend our intellectual property from third party infringement, and third party challenges to our intellectual property may adversely affect our rights and be costly and time consuming.

Some of our competitors have, or are affiliated with companies having, substantially greater resources than we have, and those competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than us. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on our ability to compete in the marketplace pending resolution of the disputed matters. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention, which could result in substantial costs to us, even if the outcome is favorable to us. Similarly, opposition proceedings may occur overseas, which may result in the loss or narrowing of the scope of claims or legal rights. Such proceedings will at least result in delay in the issuance of enforceable claims. An adverse outcome could subject us to significant liabilities to third parties and require us to license disputed rights from third parties or cease using the technology.

A patent issued to us may not be sufficiently broad to protect adequately our rights in intellectual property to which the patent relates.

Even if patents are issued to us, these patents may not sufficiently protect our interest in our chemical compositions or other technologies because the scope of protection provided by any patents issued to or licensed by us are subject to the uncertainties inherent in patent law. Third parties may be able to design around these patents or develop unique products providing effects similar to our products. In addition, others may discover uses for our chemical compositions or technologies other than those uses covered in our patents and these other uses may be separately patentable. A number of pharmaceutical and biotechnology companies, and research and academic institutions, have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, patent applications or patents may conflict with our technologies, patent applications or patents. These conflicts could also limit the scope of patents, if any, that we may be able to obtain, or result in the denial of our patent applications. We are not currently aware of any such patent applications or patents that could have a material adverse effect on our business.

We may be subject to claims of infringement by third parties.

Third parties may claim infringement by us of their intellectual property rights. In addition, to the extent our employees are involved in research areas similar to those areas in which they were involved at their former employers, we may be subject to claims that one of our employees, or we, have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of a former employer. From time to time, we have received letters claiming or suggesting that our products or activities may infringe third party patents or other intellectual property rights. Our products may infringe patent or other intellectual property rights of third parties. A number of patents may have been issued or may be issued in the future that could cover certain aspects of our technology and that could prevent us from using technology that we use or expect to use. We may be required to seek licenses for, or otherwise acquire rights to, technology as a result of claims of infringement. We may not possess proper ownership or access rights to the intellectual property we use. Third parties or other companies may bring infringement suits against us. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management’s attention and resources or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us, our failure or inability to license or design around the infringed technology could have a material adverse effect on our business, financial condition and results of operations. We are not currently involved in actions of this type that are material to our business.

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements regarding us and our business, financial condition, results of operations and prospects within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following:

•       our plans to develop PS433540, a compound from our DARA program;

•       our Phase 1 clinical studies and proposed Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies;

•       our estimates of the market opportunity for our product candidates, including PS433540;

•       our ability to successfully perform under our collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth;

•       our ability to build our pipeline of novel drug candidates through our own internally-funded drug discovery and development programs, third party collaborations and in-licensing;

•       our ability to raise additional capital;

•       our expectations concerning the development priorities of our collaborators, their ability to successfully develop compounds and our receipt of milestones and royalties;

•       our anticipated operating results, financial condition, liquidity and capital resources;

•       our expectations concerning the legal protections afforded by U.S. and international patent laws;

•       our ability to pursue the development of new compounds and other business matters without infringing the patent rights of others;

•       our ability to acquire or invest in complementary businesses or technologies; and

•       additional competition and changes in economic conditions.

In some cases, you can identify forward-looking statements by terminology, such as  “goal,” or “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “is likely to,” “projected” or the negative of such terms or other similar expressions. You are urged not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Factors that could cause or contribute to differences in results and outcomes from those in our forward-looking statements include, without limitation, those discussed elsewhere in this prospectus supplement and the accompanying prospectus, as well as those discussed in the documents incorporated herein by reference.

We urge you to carefully read and consider the disclosures found in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, all of which are available in the SEC EDGAR database at www.sec.gov. We undertake no obligation to (and expressly disclaim any such obligation to) revise or update the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events or otherwise.

Use of Proceeds

We estimate that the net proceeds from the sale of the shares of our common stock will be approximately $37,490,000. If the underwriters exercise their over-allotment option in full, the net proceeds of the shares we sell in this offering will be approximately $43,140,000. “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $6.48 per share of common stock (the closing sales price of our common stock on April 20, 2007). A $1.00 increase (decrease) in the assumed public offering price of $6.48 per share would increase (decrease) the net proceeds to us from this offering by approximately $5,813,000.

We intend to use the proceeds from the offering for expenditures related to clinical trials for our PS433540 product candidate, the further development of our internal program portfolio and for general corporate purposes.

We have not identified the amounts we plan to spend on each of these areas or the timing of such expenditures, and we will have significant discretion in the use of any net proceeds. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount of the proceeds from this offering and progress with our development programs. Expenditures will also depend upon the costs associated with our clinical, preclinical and discovery activities, the costs associated with our collaborative arrangements, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.

Until we use the proceeds of the offering, if any, we will invest the funds in short-term, investment grade, interest-bearing securities.

Price Range of Common Stock

Our common stock began trading on the NASDAQ Global Market on May 3, 2004, the first full trading day following our spin off from Accelrys, Inc., our former parent. Our common stock trades under the ticker symbol “PCOP”. The following table sets forth for the periods indicated the range of high and low sale prices of the Common Stock as reported by the NASDAQ Global Market.

	High	Low
2007
First Quarter	$5.73	$3.95
April 1-April 20	6.88	5.70
2006
First Quarter	$6.06	$3.39
Second Quarter	6.51	3.56
Third Quarter	4.91	3.61
Fourth Quarter	4.57	3.71
2005
First Quarter	$6.06	$4.72
Second Quarter	5.45	4.00
Third Quarter	4.15	3.46
Fourth Quarter	4.08	3.03

As of April 20, 2007, there were 400 holders of record of our Common Stock.

Dividend Policy

We have never paid any cash dividends on our capital stock. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Capitalization

The following table shows:

•       Our capitalization on December 31, 2006; and

•       Our capitalization on December 31, 2006, assuming the completion of the offering at an assumed public offering price of $6.48 per share of common stock (the closing price of our common stock on April 20, 2007), less the underwriting discount and estimated offering expenses payable to us.

This table should be read in conjunction with the financial statements and related information incorporated by reference.

	December 31, 2006
	Actual		As Adjusted
	(in thousands, except share and per share data)
Current liabilities:
Accounts payable	$2,491		$2,491
Accrued liabilities	3,346		3,346
Deferred revenue, current portion	8,535	(1)	8,535
Warrant liability	4,378	(2)	4,378
Total current liabilities	18,750		18,750
Long-term liabilities:
Deferred compensation plan	2,022	(3)	2,022
Deferred revenue, long-term	13,813	(1)	13,813
Other liabilities, long-term	1,111	(4)	1,111
Commitments and contingencies	–		–
Stockholders’ equity:
Preferred stock, par value $0.01; 2,500,000 shares authorized; none issued and outstanding	–		–
Common stock, par value $0.01; 50,000,000 shares authorized; 21,268,447 shares outstanding, actual and 27,518,447 shares outstanding, as adjusted	213		276
Additional paid-in capital	81,362		118,789
Accumulated deficit	(51,137)		(51,137)
Accumulated other comprehensive loss	(7)		(7)
Total stockholders’ equity	30,431		67,921
Total capitalization	$66,127		$103,617

(1)             Amount represents funding received under the terms of Pharmacopeia’s various collaboration agreements in advance of Pharmacopeia’s performing its research and development activities. Deferred Revenue, current portion represents revenue to be recognized relating to services that are to be performed through December 31, 2007. Deferred Revenue, long-term represents amounts expected to be recognized as revenue relating to services to be performed by us subsequent to December 31, 2007.

(2)             Amount represents liability associated with the issuance of Pharmacopeia’s outstanding registered warrants issued in the October 2006 financing. Pharmacopeia accounts for its registered warrants under Emerging Issue Task Force No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” (EITF 00-19). Under EITF 00-19, because these warrants were issued as part of a public offering and include a net cash settlement feature, these warrants do not qualify as permanent equity and as such, they must be accounted for as a liability. The fair value of Pharmacopeia’s registered warrants was determined using the Black-Scholes option-pricing model and will be remeasured at each reporting date until they are exercised or have expired, with the changes in fair value being recorded as income or expense.

(3)             Amount represents liability associated with Pharmacopeia’s deferred compensation plan for certain officers and members of the Board of Directors. This plan was assumed from Pharmacopeia’s former parent upon Pharmacopeia’s spin-off, effective April 30, 2004. The assets of the plan are held by a rabbi trust designated by Pharmacopeia. Effective December 31, 2004, the plan was frozen and no further contributions may be made into the plan.

(4)             Amount represents the long-term portion of services to be performed by us in connection with our License Agreement with Bristol Myers Squib. The current portion of the liability, approximately $889 thousand as of December 31, 2006, is recorded in Accrued Liabilities.

A $1.00 increase (decrease) in the assumed purchase price of $6.48 per share would increase (decrease) each of the additional paid in capital, total stockholders’ equity and total capitalization by approximately $5,813,000.

Dilution

Our net tangible book value on December 31, 2006 was approximately $30,431,000, or $1.43 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to adjustments relating to the offering, our pro forma net tangible book value on December 31, 2006 would have been approximately $67,921,000 or $2.47 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

•       An increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds.”

•       The addition of the number of shares of common stock offered by this prospectus supplement to the number of shares of common stock outstanding.

The following table illustrates the pro forma increase in net tangible book value of $1.04 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per share		$6.48
Net tangible book value per share as of December 31, 2006	$1.43
Increase in net tangible book value per share attributable to the offering	$1.04
Pro forma net tangible book value per share as of December 31, 2006 after giving effect to the offering		$2.47
Dilution per share to new investors in the offering		$4.01

A $1.00 increase (decrease) in the assumed purchase price of $6.48 per share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by approximately $5,813,000, the pro forma net tangible book value per share after giving effect to the offering by approximately $0.21 per share and the dilution per share to new investors in the offering by approximately $0.21 per share.

The above discussion and table are based on 21,268,447 shares of our common stock outstanding as of December 31, 2006, and do not include, as of that date:

•       187,200 shares of common stock issued subsequent to December 31, 2006 (through April 20, 2007);

•       1,626,063 shares of common stock issuable upon exercise of warrants outstanding as of April 20, 2007 at a weighted average exercise price of $5.20 per share;

•       4,006,391 shares of common stock issuable upon exercise of options outstanding as of April 20, 2007 at a weighted average exercise price of $6.54 per share; and

•       498,830 shares of common stock issuable upon exercise of stock options not outstanding, but reserved for issuance as of April 20, 2007.

Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Canaccord Adams Inc. and Merriman Curhan Ford & Co. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
CIBC World Markets Corp.
Canaccord Adams Inc.
Merriman Curhan Ford & Co.
Total

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about April     , 2007 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $        per share. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 937,500 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to public will be $                and the total proceeds to us will be $                      .. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

	Per Share	Total Without Exercise of Over-Allotment Option	Total with Full Exercise of Over-Allotment Option
Pharmacopeia Drug Discovery, Inc.—Common Stock	$	$	$
Total	$	$	$

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $175,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers and directors have agreed to a 90-day “lock up” with respect to shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus supplement.

The offering price for the shares has been determined by us and the representatives, based on the following factors:

•       the history and prospects for the industry in which we compete;

•       our past and present operations;

•       our historical results of operations;

•       our prospects for future business and earning potential;

•       our management;

•       the general condition of the securities markets at the time of this offering;

•       the recent market prices of securities of generally comparable companies; and

•       the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•       Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•       Over-allotments and syndicate covering transactions—The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involved either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional share in this offering described above. The underwriters must close out any short position by either exercising their over-allotment option or by purchasing shares in the open market. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares of common stock that could adversely affect investors who purchase shares in this offering.

•       Penalty bids—If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•       Passive market making—Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resale of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically.

Notice to Non-U.S. Investors

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer, sell, resell, transfer or deliver, or to take any steps thereto, directly or indirectly, any shares, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and us to be in violation of the Belgian securities laws.

Neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors, or investisseurs qualifies, and/or to a restricted circle of investors, or cercle restreint d’investisseurs, in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorized to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General

Regulations, or Règlement Général of the Autorité des marchés financiers, does not constitute a public offer, or appel public à l’épargne. Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, which we refer to each as a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)          to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)         to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)          by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of CIBC World Markets Corp. for any such offer; or

(d)         in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b)         it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)          a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)         a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)          an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;

(d)         a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)          a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(f)            a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(g)          a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(h)         an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(i)            a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(j)             an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(k)         an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement and the accompanying prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa, or CONSOB, pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy, or Italy, nor may any copy of this prospectus supplement and the accompanying prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement and the accompanying prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)          by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993, which we refer to as the Banking Act;

(b)         in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)          in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

This prospectus supplement and the accompanying prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement and the accompanying prospectus may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

The shares offered pursuant to this prospectus supplement and the accompanying prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement and the accompanying prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares being offered pursuant to this prospectus supplement and the accompanying prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

Legal Matters

Certain legal matters relating to the shares of common stock offered hereby will be passed upon for Pharmacopeia by Dechert LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the common stock offered in this prospectus supplement will be passed upon for the underwriters by Cooley Godward Kronish LLP, Washington, D.C.

Experts

The financial statements of Pharmacopeia Drug Discovery, Inc. appearing in Pharmacopeia Drug Discovery, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report  given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus supplement and the accompanying prospectus is part of a registration statement on Form S-3 (File No. 333-140765) filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form S-3, which may be obtained from the locations described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Important Information Incorporated By Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement.

We incorporate by reference the documents listed below with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•       our Proxy Statement on Schedule 14A filed on March 26, 2007;

•       our Current Reports on Form 8-K filed on April 17, April 10, March 28, March 20, March 16, March 2, February 21, February 14, February 13, February 12, February 8, January 8, January 8, and January 3, 2007; and

•       the description of our capital stock contained in our Form 10 registration statement filed with the SEC on April 9, 2004, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at Pharmacopeia Drug Discovery, Inc., P.O. Box 5350, Princeton, New Jersey 08543-5350, Attn.: Corporate Secretary, Tel: (609) 452-3600.

In accordance with Section 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

$45,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, debt securities or units having an aggregate initial offering price not exceeding $45,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

We will provide specific terms of the offerings of our securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

Our common stock is traded on the Nasdaq Global Market under the symbol “PCOP.”  Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Global Market or any other securities exchange covered by the prospectus supplement.

The mailing address of our principal executive offices is P.O. Box 5350, Princeton, NJ 08543-5350, and our telephone number is (609) 452-3600.

Investing in our securities involves various risks. See the section entitled “Risk Factors” on page 2 for more information on these risks. Additional risks associated with an investment with us as well as with our securities will be described in the related prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 9, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having an aggregate initial offering price of $45,000,000. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

OUR BUSINESS

We are a biopharmaceutical company committed to discovering and delivering novel therapeutics to address significant medical needs. Using proprietary technologies and processes, we seek to identify, optimize and develop novel drug candidates through our own internally-funded drug discovery and development programs and in collaborations with major pharmaceutical and biotechnology companies. We have one internal program in Phase 1 clinical development and multiple internal programs in advanced discovery. Our collaborative research efforts have resulted in a portfolio of four partnered programs (comprised of five compounds) in human clinical trials, with four additional partnered programs in preclinical development.

Our most advanced internally developed compound, PS433540, is a Dual-Acting angiotensin and endothelin Receptor Antagonist (DARA) that we are developing as a potential treatment for hypertension and diabetic nephropathy. PS433540 is in Phase 1 clinical development. Our other internal proprietary programs address primarily immunoregulation.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC):

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•       our Current Reports on Form 8-K filed on March 15, March 2, February 21, February 14, February 13, February 12, February 8, January 8, January 8, and January 3, 2007; and

•       the description of our capital stock contained in our Form 10 registration statement filed with the SEC on April 9, 2004, including any amendments or reports filed for the purpose of updating such description.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Pharmacopeia Drug Discovery, Inc.
P.O. Box 5350
Princeton, New Jersey 08543-5350
Attn.: Corporate Secretary
Tel: (609) 452-3600
www.pharmacopeia.com

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as  “expects,” “anticipates,” “intends,” “estimates,” “plans,” “expects,” “believes,” “seeks,” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Because the risk factors referred to above, as well as the risk factors referred to on page 3 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•       shares of our common stock;

•       shares of our preferred stock;

•       debt securities, in one or more series;

•       warrants to purchase any of the securities listed above; and/or

•       units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 2,500,000 shares of preferred stock, $0.01 par value, of which 5,000 shares are designated as Series A Junior Participating Preferred Stock.

Common Stock

As of March 12, 2007, there were 21,358,157 shares of our common stock outstanding. The holders of our common stock are entitled to such dividends as our board of directors may declare from legally available funds. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws. Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to receive all of our remaining assets available for distribution to the stockholders, subject to prior distribution rights of our preferred stock, if any.

Our common stock is quoted on the Nasdaq Global Market under the symbol “PCOP.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-5498.

Preferred Stock

As of March 12, 2007, no shares of our preferred stock were outstanding. Our amended and restated certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation, and any certificates of designation that the board of directors may adopt. Prior to the issuance of shares of each series of preferred stock, our board of directors is required by the Delaware General Corporation Law and the amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a)   the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(b)   the dividend rate and the times of payment of dividends on the shares of that series, whether dividends shall be cumulative, and, if so, from which date;

(c)   whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)   whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)   whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption;

(f)    whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)   whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

(h)   the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(i)    any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Stockholder Rights Plan.   Our board of directors adopted a stockholder rights plan (the “rights plan”) in April 2004. Under the rights plan, preferred stock purchase rights (each, a “right”) were distributed as a dividend at the rate of one right for each share of common stock outstanding as of the close of business on April 6, 2004 and automatically attach to shares issued thereafter. Each right entitles the holder to purchase one ten-thousandth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $75.00 per right. In general, the rights will be exercisable if a person or group (“Acquiring Person”) becomes the beneficial owner of 15% or more of our outstanding common stock or announces a tender offer for 15% or more of our common stock. When the rights become exercisable, a holder, other than the Acquiring Person, will have the right to receive upon exercise common stock having a value equal to two times the exercise price of the right. Our board of directors will in general be entitled to redeem the rights for $0.0001 per right at any time prior to the occurrence of the stock acquisition events described above. If not redeemed, the rights will expire on April 5, 2014.

Options/Warrants

As of March 12, 2007, there were approximately 4,067,000 shares of common stock reserved underlying stock options granted under our equity compensation plans and there were approximately 504,000 shares available for future grants under our 2004 Stock Incentive Plan. Additionally, we have reserved approximately 1,626,000 shares of common stock for issuance upon exercise of outstanding warrants.

Anti-takeover provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

•       prior to such time our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•       upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•       on or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the person.

•       Section 203 defines a “business combination” to include:

•       any merger or consolidation involving the corporation and the interested stockholder;

•       any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•       in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•       the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors be divided into three classes of directors. One class has been created for a term expiring at the annual meeting of stockholders to be held in 2007. The second class has been created for a term expiring at the annual meeting of stockholders to be held in 2008. The third class has been created for a term expiring at the annual meeting of stockholders to be held in 2009.

Each director is to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term that will expire at the third succeeding annual meeting of stockholders after their election. Directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

The number of directors comprising our board of directors will be from five to ten directors as provided from time to time exclusively by our board of directors. Subject to the rights of the holders of any class or classes of stock or series thereof entitled to elect one or more directors, our amended and restated bylaws provide that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

The classification of our board of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. At any meeting of our board of directors, a majority of the authorized number of directors then in office will constitute a quorum for the transaction of business.

Stockholder Rights Plan

The rights distributed under the rights plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board of directors because the board may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of our outstanding common stock.

Preferred Stock

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock.

Indemnification

There are, in our amended and restated certificate of incorporation and amended and restated bylaws, provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Our amended and restated certificate of incorporation also permits the indemnification of persons other than directors and officers in certain situations.

Amended and Restated Bylaws

Our amended and restated bylaws include provisions that restrict the ability of the stockholders to remove directors, take action without a meeting and call special meetings. Our amended and restated bylaws also contain advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting. Our amended and restated bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our board of directors by a vote of a majority of all directors in office, without the assent or vote of our stockholders, or by the affirmative vote of the holders of a majority of the outstanding shares of voting securities.

Written Consent of Stockholders

Stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting. Our amended and restated certificate of incorporation provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors and may not be called by the holders of our common stock.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our amended and restated bylaws provide that a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•       the name, age, business address and, if known, residential address of each nominee;

•       the principal occupation or employment of each nominee;

•       the class, series and number of our shares beneficially owned by each nominee;

•       any other information relating to each nominee required by the Securities and Exchange Commission’s proxy rules; and

•       the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

Our corporate secretary will deliver all notices to the Corporate Governance Committee of our board of directors for review.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•       a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•       the name and address of the stockholder proposing the business as they appear on our stock transfer books;

•       a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

•       the class, series and number of our shares beneficially owned by the stockholder; and

•       any material interest of the stockholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Liability and Indemnification of Directors and Officers

Indemnification

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation provides that no director will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of an unlawful dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

Amended and Restated Bylaws

Our amended and restated bylaws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was a director or officer of us, or that such director or officer is or was serving at the request of it as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively “Agent”), against expenses (including attorneys” fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Our amended and restated bylaws provide further that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys’ fees) and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Indemnification Agreements

We have entered into indemnity agreements with each of our directors and executive officers. Pursuant to these agreements, we have agreed to indemnify each of our directors and executive officers to the fullest extent permitted by applicable law and our amended and restated bylaws, subject to certain exceptions for:

•       claims under Section 16(b) of the Exchange Act;

•       conduct by the director or executive officer that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

•       breaches of the director or executive officer’s duty of loyalty;

•       matters for which the director or executive officer was otherwise indemnified and received payment;

•       actions for which the director or executive officer may not be legally indemnified; and

•       certain actions initiated by the director or executive officer.

Insurance

As permitted under our amended and restated bylaws, we have purchased and we maintain directors’ and officers’ liability insurance policies to insure our officers and directors against certain liabilities.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement. This prospectus sometimes refers to the form of the senior indenture and the form of the subordinated indenture collectively as the “Indentures.”

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Pharmacopeia Drug Discovery, Inc. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

The following description is a summary of the material provisions of the Indentures. It does not restate the Indentures in their entireties. The Indentures are governed by the Trust Indenture Act of 1939. The terms of the debt securities include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act. We urge you to read the Indentures because they, and not this description, define your rights as a holder of the debt securities.

Information You Will Find in the Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms may include some or all of the following:

•       the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•       the aggregate principal amount and any limit on the aggregate principal amount of the debt securities;

•       the ability to issue additional debt securities of the same series;

•       the price or prices at which we will sell the debt securities;

•       the maturity date or dates of the debt securities;

•       the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•       the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•       the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•       whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•       the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•       the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the Indenture;

•       if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•       our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•       the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•       the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•       the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•       provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•       any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•       any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•       the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•       whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•       the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•       whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•       any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•       the depositary for global or certificated debt securities;

•       any special tax implications of the debt securities;

•       any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•       any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented;

•       to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

•       if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•       the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

•       if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

•       the forms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the material federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Senior Debt

We may issue senior debt securities under the senior indenture. Unless otherwise set forth in the applicable indenture supplement or in any board resolution establishing such debt securities and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and, to the extent unsecured, junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated indenture. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture and any applicable indenture supplement, to all of our senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness, if any, outstanding as of the end of our most recent fiscal quarter.

Senior Subordinated Debt

We may issue senior subordinated debt securities under the subordinated indenture. These senior subordinated debt securities will be, to the extent and in the manner set forth in the subordinated indenture, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “—Senior Debt” and “—Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole to:

•       a nominee of the depositary for the registered global security;

•       the depositary;

•       a successor depositary for the registered global security selected or approved by the Company; or

•       a nominee of such successor depositary.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depositary arrangements.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, or in the applicable supplemental indenture, owners of beneficial interests in a registered global security:

•       may not have the debt securities represented by a registered global security registered in their names;

•       will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•       will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

Payment of Interest on and Principal of Registered Global Securities

We will make payments of principal, premium, if any, interest on and additional amounts with respect to debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of the Company, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•       any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•       maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•       the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•       any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

Generally, a depositary, upon receipt of any payment of principal, premium, interest on or additional amounts with respect to the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. Generally, payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•       the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•       we do not appoint a successor depositary within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•       our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•       our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•       failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 60 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of a series to which the covenant or agreement relates;

•       certain events of bankruptcy, insolvency or reorganization of the Company; or

•       any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable Indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture; (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request; and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Supplemental Indentures

We and the applicable trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the Indentures, among other things, to:

•       add additional obligors on, guarantees to or to secure any series of debt securities;

•       evidence the succession of another person pursuant to the provisions of the Indentures relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants and obligations or those of any guarantor;

•       surrender any right or power conferred upon us under the Indentures or to add to our covenants for the protection of the holders of all or any series of debt securities;

•       add any additional events of default for the benefit of the holders of any one or more series of debt securities;

•       add to or change any of the provisions of the Indentures to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, or to permit or facilitate the issuance of debt securities in global form or uncertificated form;

•       add to, change or eliminate any of the provisions of the Indentures in respect of one or more series of debt securities, provided that any such addition, change or elimination (a) shall neither (1) apply to any outstanding debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision, or (2) modify the rights of any holder of any outstanding debt security with respect to such provision, or (b) shall become effective when there is no debt security then outstanding;

•       correct or supplement any provision which may be defective or inconsistent with any other provision or cure any ambiguity or omission or to correct any mistake;

•       make any other provisions with respect to matters or questions arising under the Indentures, provided such action shall not adversely affect the rights of any holder of debt securities of any series;

•       evidence and provide for the acceptance of appointment by a successor or separate trustee; or

•       establish the form or terms of debt securities of any series and to make any change that does not adversely affect the rights of any holder of debt securities.

With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indentures or modifying in any manner the rights of the holders of debt securities of each such series.

Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•       change the maturity of the principal of or any installment of principal of, or the date fixed for payment of interest on, any additional amounts or any sinking fund payment with respect to, any debt securities;

•       reduce the principal amount of any debt securities or the rate of interest on or any additional amounts with respect to any debt securities;

•       change the place of payment or the currency in which any debt securities are payable;

•       impair the right of the holders to institute a proceeding for the enforcement of any right to payment on or after maturity; or

•       any series of debt securities whose holders must consent to an amendment or supplemental indenture or any waiver provided in the Indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the Indentures which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable Indenture.

If indicated in the applicable prospectus supplement, we may elect either to (i) defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon.  If we have exercised a defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we have exercised a covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent have been complied with regarding such defeasance or covenant defeasance.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Mergers, Consolidations and Certain Sales of Assets

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we may not consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or transfer, lease or dispose of all or substantially all of our assets to any other person or entity; unless (i) the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, all of our obligations under the debt securities and the applicable Indenture; (ii) immediately after giving effect to such transaction, no default or Event of Default would occur or be continuing; and (iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture.

Governing Law

Unless an accompanying prospectus supplement states otherwise, the Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Concerning the Trustee

The Indentures provide that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such Indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an Indenture. Any trustee under an Indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal or, premium, if any, interest on and any additional amounts with respect to, and all registration, transfer, exchange authentication and delivery of, the debt securities of a series will be effected with respect to such series at an office designated by us.

The Indentures contain limitations on the rights of any trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If any trustee acquires an interest that conflicts with any duties with respect to the debt securities, such trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the applicable Indenture.

Conversion or Exchange Rights

Any debt securities that we may issue pursuant to this prospectus may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•       the conversion or exchange price;

•       the conversion or exchange period;

•       restrictions on conversion;

•       provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•       events requiring adjustment to the conversion or exchange price; and

•       provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•       the offering price and aggregate number of warrants offered;

•       the currency for which the warrants may be purchased;

•       if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•       if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•       in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•       in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•       the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•       the terms of any rights to redeem or call the warrants;

•       any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•       the dates on which the right to exercise the warrants will commence and expire;

•       the manner in which the warrant agreement and warrants may be modified;

•       federal income tax consequences of holding or exercising the warrants;

•       the terms of the securities issuable upon exercise of the warrants; and

•       any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•       in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable Indenture; or

•       in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•       the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•       any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•       whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•       the name or names of any underwriters, if any, and if required, any dealers or agents;

•       the purchase price of the securities and the proceeds we will receive from the sale;

•       any underwriting discounts and other items constituting underwriters’ compensation;

•       any discounts or concessions allowed or reallowed or paid to dealers; and

•       any securities exchange or market on which the securities may be listed.

•       We may distribute the securities from time to time in one or more transactions at:

•       a fixed price or prices, which may be changed;

•       market prices prevailing at the time of sale;

•       prices related to such prevailing market prices; or

•       negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the common stock for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase common stock directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

USE OF PROCEEDS

We intend to use the net proceeds from sales of the securities for the purposes set forth in the applicable prospectus supplement relating to a specified offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the computation of our ratio of earnings to fixed charges for the five years ended December 31, 2006 (in thousands):

	Years Ended December 31,
	2006	2005	2004	2003	2002
Deficiency of earnings to cover fixed charges	$(28,242)	$(17,372)	$(17,530)	$(2,589)	$(2,107)

During each of the last five years ended December 31, 2006, our earnings were insufficient to cover our fixed charges. The ratio of earnings to fixed charges is not disclosed because it is a negative number for all periods presented.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Dechert LLP, Princeton, New Jersey.

EXPERTS

The financial statements of Pharmacopeia Drug Discovery, Inc. appearing in Pharmacopeia Drug Discovery Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

6,250,000 Shares

PHARMACOPEIA DRUG DISCOVERY, INC.

Common Stock

PROSPECTUS SUPPLEMENT

April     , 2007

CIBC World Markets

Canaccord Adams

Merriman Curhan Ford & Co.

You should rely only on the information contained in this prospectus supplement. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus supplement. This prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement is correct only as of the date of this prospectus supplement, regardless of the time of the delivery of this prospectus supplement or any sale of these securities.